                                                      EXHIBIT 23.15

      CONSENT OF CHARTERED ACCOUNTANTS AND REGISTERED AUDITORS

As Chartered Accountants and Registered Auditors, we hereby consent to the incorporation by reference in the Joint Registration Statement on Form S-3 and the related Prospectus of Patriot American Hospitality, Inc. and Wyndham International, Inc. for the registration of 4,592,307 shares of paired common stock of the Companies and to the incorporation by reference therein of our reports dated July 22, 1998 and July 17, 1998, respectively, of the financial statements of Arcadian International Limited (formerly Arcadian International Plc) and subsidiary undertakings and Malmaison Limited and subsidiary undertakings, which are included in the Joint Current Report on Form 8-K/A of Patriot American Hospitality, Inc. and Wyndham
International, Inc., dated June 2, 1998.

                                        /s/ Arthur Andersen

1 Surrey Street
London
WC2R 2PS
25 September 1998